Exhibit 10.19
THIRD AMENDMENT TO LEASE AGREEMENT
     THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into between CFO2 AUSTIN, LLC, a Delaware limited liability company (“Landlord”), and RULES BASED MEDICINE, INC., a Delaware corporation (“Tenant”), with reference to the following:
     A. STAG Investors 2000, Ltd. (predecessor-in-interest to Landlord) and Tenant entered into that certain Lease Agreement dated March 18, 2003; and Landlord and Tenant entered into that certain First Amendment to Lease Agreement dated April 2007, and that certain Second Amendment to Lease Agreement dated September 2, 2008 (as amended, the “Lease”), currently covering approximately 14,614 rentable square feet on the first floor (the “Premises”) of the building known as Stonecreek Park, Austin, Texas (the “Building”).
     B. Landlord and Tenant now desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.
     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1. Temporary Space. Landlord leases to Tenant and Tenant leases from Landlord on a temporary basis Suite 160 consisting of approximately 1,282 rentable square feet (the “Temporary Space”) located on the first floor of the Building as shown on the attached Exhibit A, which is incorporated into this Amendment for all purposes. The lease of the Temporary Space is subject to all of the terms and conditions of the Lease currently in effect, except as modified in this Amendment.
2. Temporary Term. Tenant’s right to utilize the Temporary Space shall be for a period of six months (the “Temporary Term”) commencing on September 1, 2009, and expiring on February 28, 2010.
3. Base Rent. During the Temporary Term, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Temporary Space the amounts set forth in the following rent schedule, plus any applicable tax thereon:
TEMPORARY SPACE

		ANNUAL RATE PER	MONTHLY
FROM	THROUGH	SQUARE FOOT	BASE RENT
September 1, 2009	February 28, 2010	$19.25	$2,056.54
4. Escrow Deposits. Tenant’s Proportionate Share shall not be increased to take the Temporary Space into consideration. Accordingly, during the Temporary Term, Tenant shall not pay any Tenant Costs in connection with Tenant’s use of the Temporary Space.

5. Condition of Temporary Space. Tenant accepts the Temporary Space in its “as-is” condition. Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Temporary Space. By Taking possession of the Temporary Space, Tenant waives (a) any claims due to defects in the Temporary Space; and (b) all express and implied warranties of suitability, habitability and fitness for any particular purpose. Tenant waives the right to terminate the Lease due to the condition of the Temporary Space.
6. Parking. Tenant shall have the rights to six (6) additional parking spaces, of which one (1) space shall be a covered reserved space located under the Building, and the remaining five (5) spaces shall be non-reserved spaces in the surface parking lot of the Building. The parking shall be at no additional charge.
7. OFAC List Representation. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (a) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (c) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (d) who is otherwise affiliated with any entity or person listed above.
8. Consent. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s mortgagee(s). If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.
9. Broker. Tenant represents and warrants that it has not been represented by any broker or agent other than Oxford Commercial in connection with the execution of this Amendment. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment.
10. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on September 1, 2009, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.
11. Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’

entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
     LANDLORD AND TENANT enter into this Amendment as of the Effective Date set forth below Landlord’s signature.

LANDLORD:

CFO2 AUSTIN, LLC,
a Delaware limited liability compny

By:	/s/ Dan Dubrowski Name: Dan Dubrowski
Title: Partner

Effective Date: September 1, 2009

TENANT:

RULES BASED MEDICINE, INC.,
a Delaware corporation

By:	/s/ Pat McClain

Name: Pat McClain
Title: Vice President & Chief Financial Officer

EXHIBIT A
TEMPORARY SPACE
[To be attached]

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